Exhibit 99.1

Media Contact:
Elliot Fox
W2O Group
212.257.6724
efox@w2ogroup.com

Investor Contact:
Mindy Lowe
Esperion Therapeutics, Inc.
734.887.3903
mlowe@esperion.com

Esperion Announces Positive Top-Line Results From Phase 2 Study of Bempedoic Acid / Ezetimibe Combination Plus Atorvastatin

— 1002-038 Study Meets Primary Endpoint With a Robust 64% LDL-C Lowering Efficacy —

— Clinically Relevant 48% hsCRP Reduction —

— The Combination Therapy Was Observed to be Safe and Well-Tolerated —

— Conference Call and Webcast on Tuesday, August 8, 2017 at 8:30 a.m. Eastern Time —

Ann Arbor, Mich., — (Globe Newswire — August 8, 2017) — Esperion Therapeutics, Inc. (NASDAQ: ESPR), the Lipid Management Company focused on developing and commercializing convenient, complementary, cost-effective, once-daily, oral therapies for the treatment of patients with elevated low density lipoprotein cholesterol (LDL-C), today announced positive top-line results from the Phase 2 clinical study (1002-038), also known as the triplet oral therapy study, evaluating the LDL-C lowering efficacy and safety of the bempedoic acid / ezetimibe combination (bempedoic acid 180 mg, ezetimibe 10 mg) plus atorvastatin 20 mg, versus placebo, in patients with hypercholesterolemia.

The six-week study met its primary endpoint of greater LDL-C lowering from baseline of 64 percent (p<0.001) in the bempedoic acid / ezetimibe combination plus atorvastatin group, as compared to placebo. Ninety five percent of patients receiving treatment achieved greater than or equal to 50 percent LDL-C lowering reduction and 90 percent achieved LDL-C levels of less than 70 mg/dL.

The bempedoic acid / ezetimibe combination plus atorvastatin also demonstrated a reduction of 48 percent (p<0.001) in high-sensitivity C-reactive protein (hsCRP), an important marker of the underlying inflammation associated with cardiovascular disease.

There were no reported serious adverse events (SAEs), no difference in muscle-related adverse events (AEs), or discontinuations due to muscle-related AEs, in the treatment group, as compared to the placebo group. The bempedoic acid / ezetimibe combination plus atorvastatin produced no elevations in liver function tests (ALT/AST) or creatine kinase (CK). The bempedoic acid / ezetimibe combination plus atorvastatin was observed to be safe and well-tolerated.

“Patients in this study experienced nearly a 100 mg/dL drop in their LDL-C levels on the combo plus atorvastatin. These highly positive study results of the combination therapy demonstrate very robust and remarkably consistent LDL-C lowering with what appears to be optimal safety and tolerability,” said Tim M. Mayleben, president and chief executive officer of Esperion. “Next year we intend to initiate additional studies to further explore these complementary oral therapies and provide physicians and payers with an even deeper understanding of how our bempedoic acid-based products may be used in combination with maximally-tolerated statin therapy. Our goal remains to leverage the bempedoic acid franchise to provide physicians with the flexibility to utilize multiple convenient, cost-effective, once-daily, oral therapies to treat the vast majority of patients with elevated LDL-C.”

1002-038 Design

The six-week, Phase 2, randomized, double-blind, placebo-controlled study evaluated the efficacy and safety of bempedoic acid 180 mg, ezetimibe 10 mg and atorvastatin 20 mg versus placebo in patients with hypercholesterolemia. Secondary objectives include assessing the safety and tolerability of the bempedoic acid / ezetimibe combination plus atorvastatin therapy versus placebo, and effects on other risk markers, including hsCRP, non-high-density lipoprotein cholesterol (non-HDL-C), total cholesterol and apolipoprotein B (apoB). A total of 63 patients with hypercholesterolemia were washed out of any lipid-regulating therapies. 43 patients received the bempedoic acid / ezetimibe combination plus atorvastatin; 20 patients received placebo.

LDL-C Percent Change From Baseline to Week 6 Endpoint

hsCRP Nonparametric Analysis

Conference Call and Webcast Information

Esperion’s lipid management team will host a conference call and webcast to discuss these updates. The call can be accessed by dialing (877) 312-7508 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing access code 63709230. A live audio webcast can be accessed on the investors and media section of the Esperion website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company’s website for approximately 90 days.

Bempedoic Acid / Ezetimibe Combination

Through the complementary mechanisms of action of inhibition of cholesterol synthesis (bempedoic acid) and inhibition of cholesterol absorption (ezetimibe), the bempedoic acid / ezetimibe combination pill is our lead, non-statin, orally available, once-daily, LDL-C lowering therapy. Inhibition of ATP Citrate Lyase (ACL) by bempedoic acid reduces cholesterol biosynthesis and lowers LDL-C by up-regulating the LDL receptor. Inhibition of Niemann-Pick C1-Like 1 (NPC1L1) by ezetimibe results in reduced absorption of cholesterol from the gastrointestinal tract, thereby reducing delivery of cholesterol to the liver, which in turn upregulates LDL receptors. Previously completed Phase 2 data demonstrated that this safe and well tolerated combination results in a 48 percent lowering of LDL-C, a 26 percent reduction in high sensitivity C-reactive protein (hsCRP), and may potentially be associated with a lower occurrence of muscle-related side effects.

Bempedoic Acid

With a targeted mechanism of action, bempedoic acid is a first-in-class, complementary, orally available, once-daily ACL inhibitor that reduces cholesterol biosynthesis and lowers LDL-C by up-regulating the LDL receptor, and may potentially be associated with a lower occurrence of muscle-related side effects. Completed Phase 1 and 2 studies conducted in more than 1,000 patients and over 800 patients treated with bempedoic acid have produced clinically relevant LDL-C lowering results of up to 30 percent as monotherapy and an incremental 20+ percent when added to stable statin therapy.

Esperion’s Commitment to Patients with Hypercholesterolemia

In the United States, 78 million people, or more than 20 percent of the population, have elevated LDL-C; an additional 73 million people in Europe and 30 million people in Japan also live with elevated LDL-C. Esperion’s mission as the Lipid Management Company is to provide patients and physicians with convenient, complementary, cost-effective, once-daily, oral therapies to significantly reduce elevated levels of LDL-C in patients inadequately treated with current lipid-modifying therapies. It is estimated that 40 million patients in the U.S. are taking statins with approximately 5-20 percent of these patients only able to tolerate less than the lowest approved daily starting dose of their statin and are therefore considered to be statin intolerant. Esperion-discovered and developed, bempedoic acid is a targeted LDL-C lowering therapy in Phase 3 development. The company has two convenient, cost-effective, complementary, orally available, LDL-C lowering therapies in Phase 3 development: 1) a once-daily, oral bempedoic acid / ezetimibe combination pill, and 2) bempedoic acid, a once-daily, oral pill.

The Lipid Management Company

Esperion Therapeutics, Inc. is the Lipid Management Company passionately committed to developing and commercializing convenient, complementary, cost-effective, once-daily, oral therapies for the treatment of patients with elevated LDL-C. Through scientific and clinical excellence, and a deep understanding of cholesterol biology, the experienced lipid management team at Esperion is committed to developing new LDL-C lowering therapies that will make a substantial impact on reducing global cardiovascular disease; the leading cause of death around the world. Bempedoic acid and the company’s lead product candidate, the bempedoic acid / ezetimibe combination, are targeted therapies that have been shown to significantly reduce elevated LDL-C levels in patients with hypercholesterolemia, including patients inadequately treated with current lipid-modifying therapies. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of, and clinical development plan for, the bempedoic acid / ezetimibe combination, bempedoic acid, and the bempedoic acid / ezetimibe combination plus atorvastatin, and patients and physicians’ acceptance of bempedoic acid and the bempedoic acid / ezetimibe combination. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, delays or failures in the company’s studies, that existing cash resources may be used more quickly than anticipated, that our ongoing and planned clinical studies may not produce sufficient safety and tolerability results or show meaningful change in LDL-C or other efficacy measures, that other unanticipated developments or data could interfere with the scope of development and commercialization of bempedoic acid and the bempedoic acid / ezetimibe combination, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

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